                                                                    EXHIBIT 99.1

           BRUSH ENGINEERED MATERIALS INC. REPORTS FIRST QUARTER 2003
                      SALES UP 11% OVER FIRST QUARTER 2002


         CLEVELAND, Ohio -- April 24, 2003 -- Brush Engineered Materials Inc. (NYSE-BW) today reported first quarter sales of $99.5 million, up 11% over the first quarter sales of 2002. The increase in sales was visible in both of the Company's business segments, Metal Systems and Microelectronics. The strongest quarter-over-quarter growth was in the computer, data storage, automotive, optical media and defense markets. International sales were up 14% driven by strength in Asia and domestic sales were up 10%.

         Income (Loss) before income taxes improved by 55% or $3.4 million compared to the first quarter of the prior year. The significant improvement was driven by the higher sales, a favorable mix and improvements in operating efficiencies. Gross margin as a percent of sales improved by approximately 6% compared to the first quarter of 2002. The loss before income taxes in the first quarter of 2003 was $2.8 million compared to a net loss of $6.2 million in the first quarter of 2002. Considering that approximately 6 percentage points of the 11% sales growth was due to precious metal prices, precious metal mix and currency, the 55% improvement in the Company's pre-tax loss is even more significant.

         The Company's diluted net loss per share comparison to prior year is affected by its accounting for income taxes. The net loss for the first quarter 2003 was $3.0 million or $0.18 per share diluted versus a net loss of $3.8 million or $0.23 per share diluted for the same period last year. In the fourth quarter of 2002, in accordance with SFAS No. 109 "Accounting for Income Taxes," the Company recorded a $19.9 million charge as part of income tax expense in 2002 to establish a valuation allowance for substantially all of its net deferred tax assets in recognition of uncertainty regarding full realization. The Company intends to maintain a valuation allowance on the net deferred tax assets until a realization event occurs to support reversal of all or a portion of the reserve. Therefore, the Company's first quarter 2003 results include a tax provision of $0.2 million for certain foreign, state and local taxes but do not include a federal tax benefit. In the first quarter 2002 an income tax benefit of $2.4 million was recorded which reduced the net loss in that period. The net result of this $2.6 million change in taxes was to reduce the quarter-over-quarter after-tax improvement to $0.8 million.

Business Segment Reporting

Metal Systems Group

         The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

         The Metal Systems Group's first quarter sales of $61.2 million were 9% above first quarter 2002 sales of $55.9 million. The first quarter operating loss of $3.4 million was an improvement of $5.1 million compared to the 2002 first quarter operating loss of $8.5 million.

         Alloy Products' sales of $40.4 million were 6% above 2002 first quarter sales of $38.3 million and 16% above 2002 fourth quarter sales of $34.8 million. The increase in sales is due to strength in the computer, automotive, appliance and plastic tooling markets. In addition, Alloy benefited from inventory adjustments in the telecommunication supply chain. Alloy is making progress with the introduction of its new products including, Alloy 390, moldMAX XL(R) and ToughMet(R). These new materials are targeted at broadening product breadth and opening up opportunities into other diverse markets. In addition, Alloy continues to make progress in reducing manufacturing operating costs and increasing inventory turns.

         TMI first quarter 2003 sales of $11.9 million were 3% above first quarter 2002 and 25% above the fourth quarter of 2002. The sales increase was driven by strength in the automotive and computer markets. The computer market growth is coming predominately from Southeast Asia.

         Beryllium Products' first quarter 2003 sales of $8.8 million increased 44% compared to first quarter 2002 sales of $6.1 million and were 24% above fourth quarter 2002 sales. Beryllium Products has continued to experience strong sales fueled by the defense market. It is anticipated that this strength will continue through the second quarter of 2003.

Microelectronics Group

         The Microelectronics Group includes Williams Advanced Materials Inc.
(WAM) and Electronic Products.

         The Microelectronics Group's first quarter 2003 sales of $38.3 million were 14% above first quarter 2002 sales of $33.5 million. Operating profit of $2.5 million was 15% above the first quarter of 2002.

         WAM first quarter 2003 sales of $30.5 million were 18% above the same period last year. The majority of the sales increase was due to precious metal prices and mix. WAM's value added (which are sales less the cost of metal) was up 3% from the first quarter of 2002. WAM's strong sales have been driven primarily by optical media, data storage and packaging materials.

         Electronic Products' first quarter 2003 sales of $7.8 million were about flat with first quarter 2002 sales of $7.7 million. Segments of the wireless market served by Electronic Products are showing some signs of improvement. The reorganization and restructuring of Electronic Products announced earlier this year is already benefiting the profitability of this business unit.

Outlook

         There continues to be a lack of visibility in the telecommunications and computer markets as order entry lead times remain short. In addition, the automotive market is showing some signs of softening. As a result, forecasting sales continues to be a challenge. However, order entry is stronger and the near-term outlook for international sales, particularly in Southeast Asia, remains strong. It is therefore anticipated that revenues for the second quarter of 2003 could improve up to 5% over the first quarter 2003 sales of $99.5 million.

Chairman's Comments

         Commenting on the results, Gordon D. Harnett, Chairman, President and Chief Executive Officer, stated, "Evidence of progress was apparent in the first quarter results. Sales are up and we have continued to reduce our operating losses. The cost reduction initiatives and new product development efforts launched over the past two years are having an impact on our results and improving the Company's outlook. We continue to maintain our discipline in capital and overhead spending and are striving to achieve profitability in the near future."

Forward-looking Statements

         Portions of the narrative set forth in this press release that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

         -        The global and domestic economy;

         - The condition of the markets which the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance;

         - Changes in product mix and the financial condition of particular customers;

         - The Company's success in implementing its strategic plans and the timely and successful completion of pending capital expansion projects;

         - The availability of adequate lines of credit and the associated interest rates;

         - Other financial factors, including tax rates, exchange rates, pension costs, energy costs and the cost and availability of insurance;

         - The uncertainties concerning the impact resulting from war or terrorist activities;

         - Changes in government regulatory requirements and the enactment of new legislation that impacts the Company's obligations; and,

         - The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

                                                                                 First Quarter Ended
                                                                     -----------------------------------------
                                                                         March 28,                 March 29,
(Dollars in thousands except share and per share amounts)                  2003                       2002
                                                                     --------------             --------------
Net sales                                                            $       99,518             $       89,582
     Cost of sales                                                           82,405                     79,328
                                                                     --------------             --------------
Gross Margin                                                                 17,113                     10,254
     Selling, general and administrative
      expenses                                                               17,298                     15,240
     Research and development
      expenses                                                                1,108                      1,074
     Other-net                                                                  829                       (559)
                                                                     --------------             --------------
Operating Loss                                                               (2,122)                    (5,501)
     Interest expense                                                           689                        733
                                                                     --------------             --------------
Loss before income taxes                                                     (2,811)                    (6,234)

     Income taxes                                                               205                     (2,400)
                                                                     --------------             --------------

Net Loss                                                             $       (3,016)            $       (3,834)
                                                                     ==============             ==============

PER SHARE OF COMMON STOCK: BASIC                                     $        (0.18)            $        (0.23)

Weighted average number
     of common shares outstanding                                        16,561,430                 16,554,667


Per Share of Common Stock: Diluted                                   $        (0.18)            $        (0.23)

Weighted average number
     of common shares outstanding                                        16,561,430                 16,554,667

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                                    Mar 28,            Dec. 31,
(Dollars in thousands)                               2003                2002
                                                   --------            --------
Assets
Current Assets
   Cash and cash equivalents                       $  3,387            $  4,357
   Accounts receivable                               58,980              47,543
   Inventories                                       94,805              94,324
   Prepaid expenses                                   8,830               9,766
   Deferred income taxes                                301                 244
                                                   --------            --------
        Total Current Assets                        166,303             156,234

Other Assets                                         25,350              25,629
Long-term deferred income taxes                         529                 472

Property, Plant and Equipment                       477,960             476,283
   Less allowances for depreciation,
     depletion and impairment                       328,810             323,739
                                                   --------            --------
                                                    149,150             152,544
                                                   --------            --------
                                                   $341,332            $334,879
                                                   ========            ========

Liabilities and Shareholders' Equity
Current Liabilities
   Short-term debt                                 $ 23,166            $ 27,235
   Accounts payable                                  21,966              15,129
   Other liabilities and accrued items               31,183              30,439
   Income taxes                                         976                 786
                                                   --------            --------
        Total Current Liabilities                    77,291              73,589

Other Long-Term Liabilities                          16,507              17,459
Retirement and Post-employment Benefits              49,102              48,518
Long-term Debt                                       41,185              36,219

Shareholders' Equity                                157,247             159,094
                                                   --------            --------
                                                   $341,332            $334,879
                                                   ========            ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                                                 Three Months Ended
                                                                                          ---------------------------------
                                                                                           March 28,             March 29,
(Dollars in thousands)                                                                       2003                   2002
                                                                                          ----------             ----------
NET LOSS                                                                                  ($   3,016)            ($   3,834)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED FROM
   (USED IN) OPERATING ACTIVITIES:
  Depreciation, depletion and amortization                                                     5,184                  5,119
  Decrease (Increase) in accounts receivable                                                 (11,640)                (3,384)
  Decrease (Increase) in inventory                                                              (454)                 4,074
  Decrease (Increase) in prepaid and other current assets                                        926                    867
  Increase (Decrease) in accounts payable and accrued expenses                                 7,476                 (1,266)
  Increase (Decrease) in interest and taxes payable                                              282                   (715)
  Increase (Decrease) in deferred income taxes                                                   (52)                   (55)
  Increase (Decrease) in other long-term liabilities                                            (333)                  (234)
  Other - net                                                                                  1,445                   (139)
                                                                                          ----------             ----------
                   NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES                        (182)                   433


Cash Flows from Investing Activities:
  Payments for purchase of property, plant and equipment                                      (1,587)                  (887)
  Payments for mine development                                                                 (101)                  --
  Payments for other investments                                                                  (1)                  --
  Proceeds from sale of property, plant and equipment                                              9                   --
                                                                                          ----------             ----------
                   NET CASH USED IN INVESTING ACTIVITIES                                      (1,680)                  (887)

Cash Flows from Financing Activities:
  Proceeds from issuance/(repayment) of short-term debt                                          842                 (2,077)
  Proceeds from issuance of long-term debt                                                      --                    6,968
  Repayment of long-term debt                                                                    (34)               (10,000)
                                                                                          ----------             ----------
                   NET CASH PROVIDED FROM (USED IN) FINANCING ACTIVITIES                         808                 (5,109)
Effects of Exchange Rate Changes                                                                  84                      2
                                                                                          ----------             ----------
                                       NET CHANGE IN CASH AND CASH EQUIVALENTS                  (970)                (5,561)
                        CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                       4,357                  7,014
                                                                                          ----------             ----------
                                  CASH AND CASH EQUIVALENTS AT END OF PERIOD              $    3,387             $    1,453
                                                                                          ==========             ==========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)



NOTE A - ACCOUNTING POLICIES

In management's opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of March 28, 2003 and December 31, 2002 and the results of operations for the three month periods ended March 28, 2003 and March 29, 2002. All of the adjustments were of a normal and recurring nature.

NOTE B - INVENTORIES

                                             MAR. 28,              DEC. 31,
(Dollars in thousands)                         2003                  2002
                                            ----------            ----------
Principally average cost:
  Raw materials and supplies                $   22,810            $   22,572
  In process                                    65,899                65,809
  Finished goods                                30,796                29,522
                                            ----------            ----------
     Gross inventories                         119,505               117,903

Excess of average cost over LIFO
   Inventory value                              24,700                23,579
                                            ----------            ----------
   Net inventories                          $   94,805            $   94,324
                                            ==========            ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE C - COMPREHENSIVE LOSS

The reconciliation between Net Loss and Comprehensive Loss for the three month periods ended March 28, 2003 and March 29, 2002 is as follows:

                                                       FIRST QUARTER ENDED
                                                  ----------------------------
                                                  MAR. 28,            MAR. 29,
(Dollars in thousands)                              2003                2002
                                                  --------            --------
 Net Loss                                         $ (3,016)           $ (3,834)

 Cumulative Translation Adjustment                     (74)                (88)

 Change in the Fair Value of Derivative

   Financial Instruments                             1,164               1,392
                                                  --------            --------

 Comprehensive Loss                               $ (1,926)           $ (2,530)
                                                  ========            ========


 NOTE D - SEGMENT REPORTING

                                                 Metal             Micro-           Total              All
(Dollars in thousands)                          Systems          Electronics       Segments           Other             Total
                                                --------          --------         --------          --------          --------
First Quarter 2003
------------------
Revenues from external customers                $ 61,207          $ 38,311         $ 99,518          $   --            $ 99,518
Intersegment revenues                                901               272            1,173             3,573             4,746
Profit (loss) before interest and taxes           (3,424)            2,537             (887)           (1,235)           (2,122)

First Quarter 2002
------------------
Revenues from external customers                $ 55,917          $ 33,545         $ 89,462          $    120          $ 89,582
Intersegment revenues                                599               483            1,082             2,889             3,971
Profit (loss) before interest and taxes           (8,525)            2,202           (6,323)              822            (5,501)